Exhibit 5.1
May 30, 2007
TopSpin Medical, Inc.
Global Park
2 Yodfat Street, Third Floor
North Industrial Area
Lod 71291
Israel
     Re: Form SB-2 Registration Statement
Gentlemen:
     We have acted as counsel to TopSpin Medical, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement (the “Registration Statement”) of the Company on Form SB-2 under the Securities Act of 1933, as amended (the “Act”), and the filing of the Registration Statement with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the offer and sale from time to time of up to 26,500,000 Units, consisting of 53,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”) and 26,500,000 Series 3 Warrants to purchase shares of Common Stock (“Series 3 Warrants”), as well as the shares of Common Stock underlying the Series 3 Warrants. Each Unit consists of two shares of Common Stock and one Series 3 Warrant.
     In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Certificate of Incorporation and the Bylaws of the Company, as amended to date, resolutions of the Company’s Board of Directors and such other documents and corporate records relating to the Company as we have deemed appropriate.
     Based upon the foregoing, we are of the opinion that (i) the Series 3 Warrants have been duly authorized, and when issued and sold will be validly issued and constitute a legal, valid and binding obligation of the Company, (ii) the Units, including the shares of Common Stock underlying the Units, have been duly authorized, and when issued and sold as described in the Registration Statement, will be legally issued, fully paid and non-assessable, and (iii) the shares of Common Stock underlying the Series 3 Warrants have been duly authorized and reserved for issuance and when issued upon exercise of the Series 3 Warrants in accordance with the terms thereof, will be legally issued, fully paid and non-assessable.
     We assume no obligation to supplement this opinion if any applicable law changes after the effective date of the Registration Statement or if we become aware of any fact that might change the opinion expressed herein after the effective date of the Registration Statement.
     We hereby consent to the reference to our firm under the section “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Pepper Hamilton LLP Pepper Hamilton LLP